Exhibit 99.1

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CONTACTS

Stacie Haas (Media Relations)	November 1, 2021

Stacie.Haas@53.com | 513-534-5113

Mike Faillo (Investor Relations)

Michael.Faillo@53.com | 513-534-0478

Fifth Third Issues Inaugural $500 Million Green Bond

CINCINNATI – As part of its commitment to be a leader in sustainability, Fifth Third Bancorp today settled the issuance of its inaugural Green Bond for $500 million. The proceeds will fund green projects that align with the Company’s sustainability priorities, as outlined in the Fifth Third Bancorp Sustainable Bond Framework. With this issuance, Fifth Third is the first U.S. financial institution under $250 billion in assets to issue an ESG bond of any type.

“With the issuance of our inaugural Green Bond, we are aligning our financing with our investment and lending priorities and extending our leadership in environmental sustainability,” said Jamie Leonard, executive vice president and chief financial officer, Fifth Third Bancorp. “Our Green Bond enables us to provide liquidity to our customers in their transition to a sustainable future as well as additional investment opportunities to our investors to meet their investment objectives.”

The Fifth Third Green Bond is aligned to the Green Bond Principles published by the International Capital Markets Association for use of proceeds, process for project evaluation and selection, management of proceeds, and reporting. The bond will fund eligible projects in the following categories: green buildings, renewable energy, energy efficiency and clean transportation. Additionally, Fifth Third published its second-party opinion from Sustainalytics, which indicated that the Company’s framework is credible, impactful, and aligned with the Green Bond, Social Bond, and Sustainability Bond Principles. Refer to Fifth Third’s investor relations website for details.

The offering was led by J.P. Morgan Securities LLC, Fifth Third Securities, Inc., and Citigroup Global Markets, Inc. and co-managed by minority and/or veteran-owned firms, including Academy Securities; CastleOak Securities, L.P.; R. Seelaus & Co., LLC; and Siebert Williams Shank & Co., LLC.

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Fifth Third’s approach to Environmental, Social and Governance (ESG) priorities is focused on doing well by doing good, and to generate long-term sustainable value for the Company’s stakeholders, including shareholders, customers, employees, communities and regulators. In 2020, Fifth Third established an ESG Committee to monitor emerging risks and trends through stakeholder engagement, shareholder resolutions and recommendations from independent organizations such as the Global Reporting Initiative, Value Reporting Foundation (formerly Sustainable Accounting Standards Board), Task Force on Climate-related Financial Disclosure, World Economic Forum and the United Nations. In 2020, Fifth Third became the first U.S. commercial bank to join the SASB Alliance and GRI Community. Fifth Third also became a TCFD Supporter.

Fifth Third is committed to environmental leadership in the financial services sector and to leading the transition to a sustainable future. In 2017, Fifth Third set five bold sustainability goals to be achieved by 2022 and help prioritize the Company’s environmental sustainability efforts. This included targeted goals to reduce energy use and location-based greenhouse gas emissions by 25%, to reduce water consumption and waste sent to landfills by 20%, and to purchase 100% renewable power. In 2020, Fifth Third became the first regional, commercial bank to achieve carbon neutrality in its operations, including greenhouse gas emissions from bank-owned facilities and business travel. In 2020, Fifth Third set its first sustainable finance goal of $8 billion, to be achieved by 2025. This goal includes lending and financing for renewable energy, which is defined as solar, wind, geothermal, biomass and hydropower.

This press release does not constitute a solicitation, offer or invitation to buy, or to subscribe for, any debt or equity security issued or sponsored by Fifth Third Bancorp or its subsidiaries or affiliates nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any such solicitation, offer, invitation, subscription or sale shall be made only pursuant to an effective registration statement filed by Fifth Third Bancorp with the Securities and Exchange Commission and a current prospectus and/or prospectus supplement relating thereto.

Fifth Third Bancorp has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Fifth Third Securities, Inc. toll-free at 1-866-531-5353 and Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

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About Fifth Third

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of September 30, 2021, Fifth Third had $208 billion in assets and operated 1,100 full-service banking centers and 2,336 branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2021, had $541 billion in assets under care, of which it managed $61 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.”

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